Exhibit 10.14

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of the 26th day of September, 2003, by and between CA-EMERYVILLE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BIOMEDICINES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord (as successor by conversion to EOP-Emeryville Properties, L.L.C., a Delaware limited liability company, successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant are parties to that certain lease dated February 21, 2001, which lease has been previously amended by instrument dated March 22, 2001 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 11,256 rentable square feet (the “Original Premises”) described as Suite No. 1666 on the 16th floor of the building commonly known as Watergate Office Towers – Emeryville Tower III located at 2000 Powell Street, Emeryville, California (the “Building”).

B.            Tenant has requested that additional space containing approximately 1,384 rentable square feet described as Suite No. 1650 on the 16th floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.            The Lease by its terms shall expire on February 28, 2005 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.              EXPANSION.

Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 11,256 rentable square feet on the 16th floor to 12,640 rentable square feet on the 16th floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease.  The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Expiration Date (as hereinafter defined).  The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

A.             The Expansion Effective Date shall be the later to occur of (i) November 1, 2003 (‘Target Expansion Effective Date”), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s).  A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

1.             Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

2.             Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

3.            Changes requested or made by Tenant to previously approved plans and specifications;

4.             The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

5.             If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Expansion Space.  The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

B.            In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph I.A. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants.  Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.  If the Expansion Effective Date is delayed, the Extended Expiration Date (defined below) shall not be similarly extended.

II.            EXTENSION.

The Term of the Lease is hereby extended for a period of 36 months and shall expire on February 29, 2008 (“Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

III.           BASE RENT.

A.            Original Premises Through Day Prior To Amended Base Rent Date.  The Base Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the day prior to the Amended Base Rent Date (as hereinafter defined).

B.            Original Premises From and After Amended Base Rent Date.  Effective as of January 1, 2004 (the “Amended Base Rent Date”), the schedule of Base Rent set forth in the Basic Lease Information of the Lease with respect to the Original Premises for the period beginning on the Amended Base Rent Date and ending on the Prior Expiration Date shall be deleted in its entirety and the following schedule of Base Rent shall be substituted in its place, and the monthly installments of Base Rent set forth in such substitute schedule shall be payable with respect to the Original Premises beginning as of the Amended Base Rent Date and continuing during the remainder of the original Term and the Extended Term:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
1/1/04 – 2/28/05	$27.96	$314,717.76	$26,226.48
3/1/05 – 2/28/06	$22.20	$249,883.20	$20,823.60
3/1/06 – 2/28/07	$22.92	$257,987.52	$21,498.96
3/1/07 – 2/29/08	$23.52	$264,741.12	$22,061.76

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

C.            Expansion Space From Expansion Effective Date Through Extended Expiration Date.  As of the Expansion Effective Date, the schedule of Base Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Period			Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
11/1/03	–	2/28/05	$21.60	$29,894.40	$2,491.20
3/1/05	–	2/28/06	$22.20	$30,724.80	$2,560.40
3/1/06	–	2/28/07	$22.92	$31,721.28	$2,643.44
3/1/07	–	2/29/08	$23.52	$32,551.68	$2,712.64

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date.  If the Expansion Effective Date is other than the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord.  However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

IV.           ADDITIONAL SECURITY DEPOSIT.

Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $123,000.00 (the “Additional Security Deposit”) which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 5 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant.  The Additional Security Deposit shall be in the form of an irrevocable letter of credit in accordance with Section 5 of the Lease.  Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $174,000.00 to $297,000.00.

V.            TENANT’S PROPORTIONATE SHARE.

For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant’s Proportionate Share for the Expansion Space is 0.3763%.

VI.           OPERATING EXPENSES.

A.            Original Premises for the Extended Term.  For the period commencing with the Extension Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Original Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Proportionate Share of Operating Expenses applicable to the Original Premises is amended from 2001 to 2004.

B.            Expansion Space From Expansion Effective Date Through Extended Expiration Date.  For the period commencing with the Expansion Effective Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Proportionate Share of Operating Expenses applicable to the Expansion Space is 2003.

VII.         IMPROVEMENTS TO EXPANSION SPACE.

A.            Condition of Expansion Space.  Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.            Responsibility for Improvements to Expansion Space.  Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

VIII.        EARLY ACCESS TO EXPANSION SPACE.

During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Expansion Space.  If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date.

IX.           OTHER PERTINENT PROVISIONS.

Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective dates are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.            Landlord’s Addresses for Notices.  Effective as of the date hereof, Landlord’s “Addresses for Notices” as set forth in the Basic Lease Information of the Lease is hereby deleted and replaced with the following:

“Landlord:	With a copy to:

CA-Emeryville Properties Limited	Equity Office
Partnership	Two North Riverside Plaza
c/o Equity Office Management, L.L.C.	Suite 2100
2200 Powell Street	Chicago, Illinois 60606
Suite 200	Attn:	San Francisco Regional
Emeryville, California 94608		Counsel”
Attn: Property Manager

B.           Parking.  Section 15 of the Lease and the “Parking Density’ section of the Basic Lease Information of the Lease, regarding the parking spaces which are available to Tenant’s employees and visitors, remains unmodified hereby and, effective as of the Expansion Effective Date, Tenant shall be entitled to the appropriate number of parking spaces, in the proportion referenced in the aforesaid sections, in connection with the Expansion Space.

C.            Deleted Section.  Effective as of the Extension Date, in addition to the other Sections and provisions of the Lease modified herein, Section 22 (Contingency) of the Lease shall be deleted in its entirety and shall be of no further force and effect.

X.            MISCELLANEOUS.

A.             This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.             Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.            In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.             Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.             The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.            Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Aegis Realty in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Aegis Realty claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only Landlord in this transaction.  Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

G.            Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-EMERYVILLE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	EQUITY OFFICE MANAGEMENT, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ Mark Geisreiter

		Name:	Mark Geisreiter

		Title:	Senior Vice President

TENANT:

BIOMEDICINES, INC., a Delaware corporation

By:	/s/ James Ahlers

Name:	James Ahlers

Title:	CFO

By:

Name:

Title:

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between CA-EMERYVILLE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BIOMEDICINES, INC., a Delaware corporation (“Tenant”), for space in the Building located at 2000 Powell Street, Emeryville, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the attached Amendment.

1.            This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use.  All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.”  It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Allowance (as defined below).  Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2.             Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost.  Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto.  Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before                       , 20       (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them.  Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation

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with said architect and engineers to enable them to complete and submit the Plans within the required time limit.  Time is of the essence in respect of preparation and submission of Plans by Tenant.  If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Amendment to which this Exhibit is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved.  (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)

3.             If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees.  Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work.  If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.             If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.  The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein.  The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.             If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand.  Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion.  Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion.  In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom.  If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

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6.             Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans.  Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.             Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the “Allowance”) in an amount not to exceed $15,002.56 (i.e., $10.84 per rentable square foot of the Premises) to be applied toward the cost of the Landlord Work in the Premises.  If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above.  Any portion of the Allowance which exceeds the cost of the Landlord Work or is otherwise remaining after                       , 20     , shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8.             This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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